Exhibit 11.0

			     SHIVA CORPORATION
	       Computation of Net Income (Loss) Per Share (1)

			       Three months ended       Six months ended
			       ------------------       ----------------
			      June 28,    June 29,    June 28,    June 29,
			       1997        1996        1997        1996
			      --------    --------    --------    --------
Weighted Average Common and
  Common Equivalent Shares:

Weighted Average Common
  Shares Outstanding During
    the Period              29,128,123   28,541,041   29,049,872  28,185,953

Weighted Average Common
  Equivalent Shares                  -    3,525,482           -    3,109,845
			    ----------   ----------   ---------   ----------
			    29,128,123   32,066,523   29,049,872  31,295,798
			    ==========   ==========   ==========  ==========
Net Income (Loss)            ($996,000)  $4,975,000  ($9,366,000) $9,314,000

Primary Net Income (Loss)
    Per Share                   ($0.03)       $0.16       ($.032)      $0.30




(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share. Net loss per share excludes common equivalent shares because their effect is antidilutive.


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